UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2006

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 12, 2006, Depomed, Inc. (the “Company”) announced statistically significant efficacy benefits of its Gabapentin GR™ extended release tablets for the once daily treatment of pain in patients with diabetic peripheral neuropathy (“DPN”), a nerve disorder caused by diabetes.

The multicenter, double-blind, placebo-controlled Phase II clinical trial involved 147 randomized patients with diabetic peripheral neuropathy.  Patients were randomized into one of three treatment groups:  3000 mg Gabapentin GR dosed once or twice daily or placebo.  The primary objective of the four-week study was to assess the efficacy of Gabapentin GR in treating the pain associated with DPN.

Reductions in average daily pain scores from baseline to the end of treatment based on the 11 point Likert pain scale were statistically significant with once daily Gabapentin GR.  Clinically significant improvements in the pain score were observed with a mean change from baseline to study end of –2.45 compared to –1.26 for placebo (p= 0.002).  Although not statistically significantly different for twice daily Gabapentin GR, there was pain improvement with a reduction in mean daily pain score of –1.75 with Gabapentin GR compared to –1.26 with placebo (p= 0.190).  These data were calculated using a baseline observation carried forward analysis, meaning that a zero percent improvement was assigned to patients who did not complete the study.

The secondary endpoint analysis of responders, defined as patients with at least a 50 percent reduction in pain at endpoint compared to baseline, showed that both once and twice daily Gabapentin GR arms reached statistical significance.  The proportion of responders was 35 percent for once daily Gabapentin GR (p= 0.001), 26 percent for twice daily Gabapentin GR (p= 0.015) and 8 percent for placebo.

Sleep interference, another secondary endpoint, decreased with both once and twice daily Gabapentin GR, with the once daily Gabapentin GR reaching statistical significance.  In the once daily arm, Sleep Interference Scores were reduced by –2.70 compared to –1.65 with placebo (p=0.01).

There were no serious adverse events associated with Gabapentin GR.  The most common side effects observed were dizziness and somnolence, which are commonly associated with gabapentin.  The reported incidences were 17.0 percent and 12.8 percent for dizziness and somnolence respectively for once daily Gabapentin GR and 12.2 percent and 4.1 percent, respectively for twice daily Gabapentin GR.  In each of the three treatment groups, once and twice daily Gabapentin GR and placebo, there were only two patients who discontinued the study due to adverse events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: December 13, 2006	By:	/s/ John F. Hamilton
John F. Hamilton
Vice President, Finance and
Chief Financial Officer